Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated May 14, 2013, in this Registration Statement (Form S-6 No. 333-187067) of Smart Trust, Diversified Dividend Trust, Series 4.

/s/ Grant Thornton LLP

Grant Thornton LLP

Chicago, Illinois

May 14, 2013